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         [Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]


                                                                    EXHIBIT 10.4


                               SERVICE AGREEMENT


         THIS AGREEMENT (the "Agreement") is effective this 30th day of June, 1997 (the "Effective Date"), by and between ILEX ONCOLOGY, INC., a Delaware corporation with its principal office located at 11550 I.H. 10 West, Suite 300, San Antonio, Bexar County, Texas 78230 ("ILEX") and PRN RESEARCH, INC., a Texas corporation with its principal office located at 5420 LBJ Freeway, Suite 900, Dallas, Dallas County, Texas 75240 ("PRN").

                                    Recitals

         A. ILEX is in the business of, among other things, providing CRO Services (as defined hereinafter).

         B. PRN is in the business of providing Site Services (as defined hereinafter).

         C. ILEX and PRN desire to establish a relationship pursuant to which they will provide services for and to each other, and they shall jointly provide services to third parties.

                                   Agreements

         In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. Definitions. The following terms shall have the meanings provided below unless otherwise provided herein or unless the context otherwise requires:

                 "Affiliate(s)" of a party shall mean any person, corporate or otherwise, controlled by or under common control as such party. For purposes of this definition, "control" means the ownership, beneficial or otherwise, of greater than 50% of the ownership interests of a person.

                 "CRO" shall mean an entity providing CRO Services.

                 "CRO Revenue" shall mean the total gross revenues earned by ILEX and its Affiliates from providing CRO Services, less discounts, sales taxes and bad debts written off, as determined according to generally accepted accounting principals and historical accounting practices of ILEX, consistently applied; provided, however, that (i) if ILEX or any of its Affiliates sponsors a clinical trial or has a royalty, ownership or other equity interest in the compound subject to a clinical trial, then for purposes of determining CRO Revenue, the total gross revenues from providing CRO Services shall be deemed to include an amount for conducting such clinical trials equal to the then normal or customary fees charged by ILEX for similar services in clinical trials in which neither ILEX nor any of its Affiliates has a royalty or ownership interest in the compound subject to such clinical trial, and (ii) in the event ILEX merges with or otherwise


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         acquires the assets or operations of another CRO (the "Acquired CRO"), then there shall thereafter be deducted from CRO Revenue during each Milestone Year (as defined hereinafter), or pro rata portion thereof, the revenues from CRO Services of the Acquired CRO for the fiscal year of the Acquired CRO immediately preceding such merger or acquisition.

                 "CRO Services" shall mean the following services in connection with managing and sponsoring oncology clinical research trials: (i) site selection and management, (ii) data collection, (iii) study monitoring, (iv) pharmacoeconomic assistance, (v) medical writing,
         (vi) statistical programming and analysis, and (vii) preparation of regulatory documents.

                 "Site Services" shall mean the following services provided for pharmaceutical and biotechnology companies and CRO's: obtaining physicians to conduct oncology clinical research trials and enroll patients in such trials, providing support personnel for such trials and collecting data from such trials.

                 "Subsidiary" means, for any person (the "Parent"), any corporation or other entity (including, without limitation, any partnership or joint venture) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons having similar powers and/or performing similar functions of such corporation or other entity (irrespective of whether or not at any time securities or other ownership interests of any class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.

                 "TMO" shall mean a trial management organization which contracts with pharmaceutical and biotechnology companies and CROs to provide Site Services and certain administrative services to clinical trial sites who have an affiliation with such organization.

         2. Services To Be Offered By PRN. PRN agrees to and shall provide the following services to ILEX and/or third parties, as the context so indicates:

                 a. PRN shall be available at its own cost and expense to provide Site Services for all oncology clinical research trials for which CRO Services are provided by ILEX and which are approved by the Scientific Advisory Board of PRN;

                 b. PRN shall use reasonable efforts, at the request of ILEX, to market or promote to pharmaceutical and biotechnology companies and other third parties the services jointly provided by ILEX (CRO Services) and PRN (Site Services); and in connection with such marketing and promotion, PRN shall refer pharmaceutical and biotechnology companies and other third parties seeking CRO Services to ILEX exclusively, and PRN shall cause its officers to use their respective reasonable efforts to identify exclusively to ILEX pharmaceutical and biotechnology companies and/or other third parties needing





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         and/or seeking CRO Services and other therapeutic developmental projects. In all events, the determination of whether ILEX will enter into any agreement with other third parties shall be within the sole discretion of ILEX, and PRN shall have no authority to enter into contracts on behalf of or otherwise bind ILEX with respect thereto. The marketing services of PRN referred to in this Section 2(b) are to be provided only in connection with PRN's normal marketing of its Site Services, and PRN shall not be required to spend additional funds in excess of its normal expenditures on promotional and marketing activities for clinical research. PRN has and shall retain the right to independently market or promote its Site Services; and

                 c. PRN shall provide scientific review services to ILEX to evaluate the desirability of proposed clinical trials and potential physician interest in particular oncology compounds for which ILEX seeks to provide CRO Services.

         3. Services To Be Provided By ILEX. ILEX agrees to and shall provide the following services to PRN and/or third parties, as the context so indicates:

                 a. ILEX shall use reasonable efforts to promote, market and perform its CRO Services and to promote and market PRN's provision of Site Services in connection with ILEX's CRO Services;

                 b. PRN shall be a preferred vendor as a clinical trial site on all ILEX therapeutic development projects (including all CRO projects);

                 c. ILEX shall offer to PRN a right of first refusal to participate to the maximum extent possible in all trials and projects managed or sponsored by ILEX;

                 d. ILEX shall use reasonable efforts to follow up on all leads provided to it by PRN pursuant to Section 2(b) above in an appropriate manner;

                 e. ILEX shall use reasonable efforts to market and promote to pharmaceutical and biotechnology companies and other third parties the services jointly provided by ILEX (CRO Services) and PRN (Site Services); and

                 f. ILEX agrees to and shall conduct, at its own expense, such marketing, advertising and promotional activities as it deems reasonable to further increase CRO Revenue.

         4.      Marketing Standard.       Such marketing and promotional
obligations above of each of ILEX and PRN shall be undertaken by each in a professional manner consistent with the reputation of the other and shall be in compliance with all applicable laws and regulations, including without limitation those laws and regulations regulating advertising by the medical profession.

         5. Data Entry Interface. Subject to the terms and conditions set forth in this Agreement, PRN agrees to allow ILEX to install and maintain data entry interface systems at PRN's trial sites for the purpose of interfacing between ILEX's data entry





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system and PRN's data management systems to collect and access data for ILEX's clinical trials for which PRN is providing Site Services. Such systems shall be installed at ILEX's own cost and expense, shall be comprised of such equipment as ILEX in its sole discretion deems necessary, and shall be removed by ILEX at its expense upon termination of this Agreement for any reason. Any other provision of this section to the contrary notwithstanding, PRN shall have the right to take all reasonable measures at ILEX's expense to ensure that patient confidentiality is protected, and PRN shall have the right to prohibit the installation of any equipment or the interface between ILEX's data entry system and PRN's data management systems at any time that PRN reasonably believes that the interface between such systems could cause any potential security issues with respect to PRN's data management systems or any degradation of or other adverse effect on the operations of PRN's data management systems. ILEX hereby indemnifies and holds harmless PRN and its Affiliates and their respective officers, directors, employees, agents and representatives against and from any and all costs, claims, damages and expenses, including without limitation attorneys' fees and court costs, arising out of or in any way related to ILEX's interface of its data entry systems with PRN's data management systems.

         6. Establishment of TMO. Any other provision of this Agreement to the contrary notwithstanding, PRN may own an interest in or otherwise participate in a TMO, provided that PRN shall continue to be bound by the terms of this Agreement and further provided that, in the event such TMO engages in any activity which, if taken by either PRN or its Affiliates, would constitute a breach by PRN of this Agreement, then PRN shall not thereafter provide Site Services to or through such TMO.

         7. Fees. ILEX shall compensate and reimburse PRN and all PRN-affiliated physicians for time spent performing services for any ILEX managed trial in the following manner:

                 a. In the event that the trial is subject to a pass-through fee arrangement based on the cost of providing Site Services, ILEX shall pay to PRN its normal and customary fees, and, in the event a third party refuses to pay or disputes such fees, ILEX agrees to and shall allow PRN to negotiate with such third party to resolve such dispute;

                 b. In the event that the trial is subject to a fixed-fee arrangement for Site Services, ILEX will pay to PRN a fee equal to PRN's direct costs plus [**] of its costs; and

                 c. For all scientific review services provided by PRN or PRN-affiliated physicians pursuant to Section 2(c) above, ILEX shall pay to PRN the normal and customary consulting fees of PRN and PRN-affiliated physicians.

                 d. For so long as PRN has not committed a Warranty Breach resulting in a termination of this Agreement in accordance with
         Section 18(d) hereof, ILEX shall issue to PRN 314,600 shares of Common Stock (as adjusted in accordance with Section 8(g) below) on each of the following dates, subject to the





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         provisions of this Section 7 and provided PRN is in compliance with the provisions of Section 17 hereof on such date:

                          i.      July 1, 1998;
                          ii.     July 1, 1999; and
                          iii.    July 1, 2000.

                 e. In the event ILEX has provided notice to PRN of a Warranty Breach in accordance with the provisions of Section 18(d) hereof, ILEX shall not, and shall not be required to, issue any shares of Common Stock pursuant to the provisions of this Section 7 unless and until the earlier of the following shall occur:

                          i. such Warranty Breach shall have been cured by PRN in accordance with the provisions of Section 18(d) hereof;

                          ii. such Warranty Breach is waived by ILEX in accordance with the provisions of Section 9(d) hereof; or

                          iii. an arbitrator determines, in accordance with the provisions of Section 20 and Annex A hereof, that PRN is entitled to be issued such shares of Common Stock.

                 f. In the event ILEX breaches this Agreement and such breach results in termination of this Agreement, then ILEX will issue to PRN all unissued shares of Common Stock to be issued pursuant to the provisions of this Section 7.

                 g. The parties shall each have the same rights with respect to the shares of Common Stock to be issued pursuant to this
         Section 7 as each of the parties has pursuant to Sections 8(f) and 8(g) hereof with respect to the shares covered by the Earn-Out.

         8. Earn-Out Right. As additional consideration under this Agreement and subject to the terms and conditions set forth herein, ILEX agrees to and shall issue to PRN, up to, but not exceeding in the aggregate, 1,255,988 shares of common stock, $.01 par value, of ILEX ("Common Stock"), as adjusted in accordance with Section 8(g) below, based upon CRO Revenue determined as of the end of each twelve-month period (a "Milestone Year") commencing July 1, 1997, and ending June 30, 2001 (the right of PRN to receive such shares is hereinafter called the "Earn-Out").

                 a. PRN shall receive 313,997 shares of Common Stock (as adjusted in accordance with Section 8(g) below) or part thereof as determined in accordance with this Agreement for each Milestone Year if the CRO Revenue for each Milestone Year is equal to or exceeds the appropriate amount set forth below:

                          (i) for the first Milestone Year ending June 30, 1998, $[**].





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                          (ii)    for the second Milestone Year ending June 30,
                 1999, $[**].

                          (iii) for the third Milestone Year ending June 30, 2000, $[**].

                          (iv) for the fourth Milestone Year ending June 30, 2001, $[**].

                 b. Adjustment. In the event that CRO Revenue does not reach the levels set out above in Section 8(a) in any single respective twelve month period (the "Milestone"), but CRO Revenue does reach at least [**] of the Milestone, then shares of Common Stock (as adjusted in accordance with Section 8(g) below) will be earned by PRN on the following basis: (1) if CRO Revenue reaches [**] of the Milestone, PRN shall receive [**] shares of Common Stock; (2) for additional CRO Revenue achieved toward the Milestone between the levels of [**] and [**] of the Milestone, PRN shall earn additional shares of Common Stock at the rate of [**] shares of Common Stock per percentage point of CRO Revenue toward the Milestone, prorated for any fractional percentage point; (3) for additional CRO Revenue achieved toward the Milestone between the levels of [**] and [**] of the Milestone, PRN shall earn additional shares of Common Stock at the rate of [**] shares of Common Stock per percentage point of CRO Revenue toward the Milestone, prorated for any fractional percentage point; and (4) for additional CRO Revenue achieved toward the Milestone between the levels of [**] and [**] of the Milestone, PRN shall earn additional shares of Common Stock at the rate of [**] shares of Common Stock per percentage point of CRO Revenue toward the Milestone, prorated for any fractional percentage point; provided, however, the maximum number of shares earned by PRN for each twelve month period shall be 313,997 (as adjusted in accordance with Section 8(g) below).

                 c. In the event that CRO Revenue is less than the respective levels set out in Section 8(a) above for any single twelve month period (in such event, such year shall be referred to as a "Deficient Year"), and in the event that CRO Revenue is in excess of the respective level set out in Section 8(a) above for any single twelve month period, including as calculated according to this Section 8(c) (in such event, such year shall be referred to as an "Excess Year"), then the amount of such excess CRO Revenue in any Excess Year shall be added to the amount of CRO Revenue in any Deficient Year chosen by PRN within the most recent two years. The Earn-Out will then be payable in accordance with the recalculated CRO Revenue for any and all Deficient Years, with appropriate credit given for all shares previously issued for any Deficient Year.

                 d.       Payment of Earn-Out.

                          i. As soon as is practicable after the end of each Milestone Year, ILEX shall direct its independent certified public accountant to determine the amount of CRO Revenue for that Milestone Year. Upon receipt from its independent certified public accountant of the amount of





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         CRO Revenue for that Milestone Year, ILEX shall deliver or cause to be delivered to PRN certificates representing the number of shares of Common Stock earned by PRN pursuant to the Earn-Out, including any adjustments made pursuant to Section 8(c) above. Such certificates shall be delivered no later than 100 days from the end of any such Milestone Year.

                          ii. Within 45 days following the end of each calendar quarter during the term of this Earn-Out, ILEX shall provide PRN with a report detailing the amount of CRO Revenue ILEX has earned during such quarter and year-to-date. Such reports shall be in form and substance reasonably acceptable to PRN. ILEX will keep complete, true and accurate books of account and records for the purpose of showing the derivation and calculation of CRO Revenue. Such books and records will be kept at ILEX's principal place of business for at least three years following the end of the calendar quarter to which they pertain, and will be made available at reasonable times for inspection by a representative of PRN for the purpose of verifying CRO Revenue; provided, however, that ILEX shall not be obligated to submit to more than two such inspections by PRN in any calendar year. PRN and the representative agree to and will be obliged to treat as confidential all Confidential Information. Confidential Information shall mean all information contained in the books, records and reports of ILEX, except for:

                                  (1)      information already in the public
                 domain at the time the representative received it;

                                  (2)      information which although was
                 confidential when disclosed to the representative is later disseminated by ILEX into the public domain;

                                  (3)      information which although was
                 confidential when received by the representative is subsequently disseminated into public domain by a third party who has not breached any duty to any other party in disseminating such information; and

                                  (4)      information which is confidential
                 when given by ILEX to the representative which representative or PRN is expressly authorized in writing by ILEX to use or disclose thereafter.

         Such inspection shall be at the expense of PRN unless an error of more than five percent (5%) in the amount of CRO Revenue is discovered in the course of any such inspection, whereupon all inspection costs shall be paid by ILEX. In the event any dispute arises out of or in connection with this Section 8, such dispute shall be resolved pursuant to the alternative dispute resolution provisions of Annex A attached hereto.

                 e. In the event ILEX breaches this Agreement and such breach results in termination of this Agreement, then ILEX will issue to PRN all shares of Common Stock capable of being earned by PRN pursuant to the Earn-Out during the remainder of the term of this Agreement. In the event PRN breaches this Agreement and such breach results in termination of this Agreement, then ILEX shall not issue to PRN any shares of Common Stock not yet earned, including any proration thereof, by PRN. In the event this Agreement is terminated because it has become illegal due to changes in federal, state or local ordinances, then PRN shall be entitled to those shares of Common Stock earned pursuant to this
         Section 8 up to and through the date of such termination, with the Milestone for such Milestone Year in which the termination occurs prorated as of the date of the termination of this Agreement.

                 f. No Rights as Stockholder. PRN shall not have rights as a stockholder with respect to shares covered by Earn-Out unless and until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Section 8(g) hereof, no adjustment for dividends or otherwise shall be made if the record date therefor is prior to the date of issuance of such certificate; provided, however, nothing contained in this Section 8(f) is intended to or shall waive any rights of PRN for damages in the event shares of Common Stock are not issued to PRN by ILEX when ILEX was obligated to do so.

                 g. Changes in the Company's Capital Structure. The existence of the Earn-Out shall not affect in any way the right or power of ILEX to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in ILEX's capital structure or its business, or any merger or consolidation of ILEX, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of ILEX, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If ILEX shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then (a) the number of shares of Common Stock subject to the Earn- Out hereunder shall thereafter be appropriately adjusted in such a manner as to entitle PRN to receive the number and class or classes of shares of such stock or other securities or property to which PRN would have been entitled if, immediately prior to such subdivision, consolidation or readjustment, PRN had been the holder of record of a number of shares of Common Stock equal to the number of shares of Common Stock subject to the Earn-Out; (b) the number of shares then reserved for issuance under this Earn-Out shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment; and (c) ILEX shall provide PRN with the notice of such subdivision or consolidation of shares or other capital readjustment, payment of a stock dividend, or other increase or reduction in the number of shares of Common Stock outstanding in the same manner and at the same time as ILEX provides notice to its stockholders of record of such capital adjustment. ILEX agrees to and shall reserve sufficient shares of Common Stock for issuance to PRN in the event PRN achieves the Earn-Out.





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         Except as provided herein, if ILEX is merged or consolidated with another corporation, and such merger or consolidation results in termination of this Agreement pursuant to Section 14 below, or if ILEX is liquidated or sells or otherwise disposes of substantially all its assets, while any portion of the Earn-Out remains unearned under this Agreement, as of immediately prior to the effective date of such merger, consolidation, liquidation, sale or other disposition, as the case may be, PRN shall be entitled, in lieu of shares of Common Stock, the number and class or classes of shares of such stock or other securities or property to which PRN would have been entitled if, immediately prior to such merger, consolidation, liquidation, sale or other disposition, PRN had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which PRN would have earned under this Agreement.

         Except as hereinbefore expressly provided, the issue by ILEX of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of ILEX convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to the Earn-Out.

         9. PRN Covenants and Warranties. PRN hereby covenants and warrants that during the term of this Agreement:

                 a.       No less than [**] dollars ($[**]) will be spent in

         an calendar year on oncology clinical research activities by PRN, its Affiliates, or PRN-affiliated physicians, including any financial support provided by a non-profit community organization or foundation for PRN oncology clinical research activities;

                 b. PRN will not breach this Agreement with such breach resulting in termination of this Agreement; and

                 c. PRN will have a material participation in greater than [**] of the Commercially Feasible Clinical Trials (as defined hereinafter). "Commercially Feasible Clinical Trials" shall mean all clinical trials offered to PRN by ILEX and not rejected by the Clinical Research Advisory Board of PRN, or its successor, for one or more of the following reasons:

                          i. The clinical trial is of no significant benefit to patients;

                          ii.     The clinical trial has a poor study design;

                          iii.    Safety concerns;

                          iv. The operational requirements of the clinical trial are overly burdensome;

                          v. PRN is engaged in a competing protocol on behalf of ILEX;





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                          vi.     PRN is engaged in a competing protocol on
                 behalf of a third party, but offers to participate in ILEX's protocol within a 90 day period or such other time frame as may be mutually acceptable to ILEX and PRN; or

                          vii.    Lack of physician interest.

         The above covenants and warranties are hereinafter referred to as the "PRN Warranties" or, if singular, the "PRN Warranty". Any breach of a PRN Warranty (a "Warranty Breach") may be waived by ILEX in its sole discretion and shall be deemed waived by ILEX if ILEX does not terminate this Agreement in accordance with the provisions of Section 18(d) hereof, but any such waiver of a single breach or multiple breaches shall not be a waiver of any successive breach or breaches. In the event PRN commits a Warranty Breach during the first 36 months after the Effective Date, PRN shall not be liable to ILEX for any damages under this Agreement.

         10. Prohibited Activities. During the term, whether such term is the primary term or any renewal term, of this Agreement, unless earlier terminated pursuant to the terms of Section 19 hereof, PRN covenants and warrants that:

                 a. Neither PRN nor any of its Affiliates will provide CRO Services;

                 b. Neither PRN nor any of its Affiliates will promote or market any CRO other than ILEX;

                 c. Neither PRN nor any of its Affiliates will provide its Site Services in connection with any CRO other than ILEX unless such CRO represents to PRN or such Affiliate that it has an executed contractual commitment from a pharmaceutical or biotechnology company; provided, however, such contractual commitment cannot be contingent, to the best of PRN's, its Parent's or such Affiliate's executive officer's knowledge, upon said CRO utilizing PRN's Site Services; and

                 d. To the extent PRN's, its Parent's or Parent of such Parent's executive officers have knowledge of other CROs either marketing PRN's services or using PRN's name in connection with any marketing or promotions, PRN will make to such CRO a written demand and request of an immediate cessation of such activities.

         11. Board Representation.Upon execution of this Agreement, ILEX agrees to and shall name a nominee of PRN to serve as a director of ILEX until the next annual meeting or such other meeting in which directors of ILEX are elected. For the first three years of the term of this Agreement, provided this Agreement has not been terminated, at each annual meeting or other meeting in which directors of ILEX are elected, ILEX agrees to and shall cause a nominee of PRN (a "PRN Nominee") to be nominated for election as director of ILEX. In the fourth year of the term of this Agreement and until this Agreement is terminated or expires, for so long as PRN or its Affiliate owns at least 800,000 shares of Common Stock, ILEX shall cause a PRN Nominee to be nominated for election as director of ILEX. In the event the PRN





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Nominee is not elected as a director of ILEX, ILEX agrees to and shall (i)
allow PRN to have an observer at any meeting of the board of directors of ILEX, and (ii) provide reasonable notice of any such meeting of the board of directors of ILEX.

         12. Change of Control in PRN Parent. In the event Physician Reliance Network, Inc., a Texas corporation and the parent company of PRN ("PRN Parent"), no longer owns at least 80% of the issued and outstanding voting capital stock of PRN or in the event a "change of control" occurs in PRN Parent, and ILEX determines that such event is adverse to its interests, then ILEX may, at its sole option, terminate this Agreement. As used herein, a "change of control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), hereafter becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PRN Parent representing more than 40% of the combined voting power of PRN Parent's then outstanding securities, but only if such Person is directly or indirectly engaged in the CRO, pharmaceutical or biotechnology business, or (ii) the stockholders of PRN Parent approve a plan of complete liquidation of PRN Parent or an agreement of sale or disposition by PRN Parent of all or substantially all of PRN Parent's assets. In the event PRN Parent obtains knowledge of any pending "change of control" of PRN Parent, PRN Parent shall provide notice to ILEX as soon as is practical after obtaining such knowledge.

         13. Change of Control in ILEX. In the event a "change of control" occurs in ILEX, and PRN determines that such "change in control" is adverse to its interests, then PRN may, at its sole option, terminate this Agreement. As used herein, a "change of control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ILEX representing more than 40% of the combined voting power of ILEX's then outstanding securities, but only if such Person is directly or indirectly engaged in the physician's practice management business, or (ii) the stockholders of ILEX approve a plan of complete liquidation of ILEX or an agreement of sale or disposition by ILEX of all or substantially all of ILEX's assets. In the event ILEX obtains knowledge of any pending "change of control" of ILEX, ILEX shall provide notice to PRN as soon as is practical after obtaining such knowledge.

         14. Remedies. ILEX and PRN each agree neither shall seek, nor shall either obtain, any such injunctive relief against the other party having a duration greater than one year. The foregoing shall be without prejudice to any other rights that ILEX or PRN may have under this Agreement, at law or in equity, including, without limitation, the right to recover damages in accordance with the provisions of Annex A attached hereto. All persons subject to the Agreement expressly agree to WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES of any kind, whether this right or claim could accrue NOW OR IN THE FUTURE under applicable law.

         15.     Third Party Agreements. Subject to ILEX's obligations under
Section 3 of this Agreement, nothing contained herein or in any other agreement is intended to or shall prohibit ILEX from arranging trial sites at other than PRN sites. Nothing contained herein is intended to or shall prohibit PRN from (i) providing Site Services for another CRO if such CRO represents to PRN that it has a signed commitment with respect to such trials from a pharmaceutical company, provided such commitment is not contingent, to the best of PRN's or its Parent's executive officer's knowledge, upon PRN providing Site Services, prior to any agreement or commitment by PRN to conduct such trials, or (ii) providing Site Services directly to pharmaceutical and biotechnology companies.

         16.     Assignment.      Neither this Agreement nor the rights of the
parties hereto shall be assignable, unless otherwise specifically provided; provided, however, notwithstanding any other provision of this Agreement, ILEX or PRN may assign all or part of its rights and obligations contained herein to any of their respective Subsidiaries; provided however, no such assignment by either party shall, or shall be deemed to, be a release of the obligations of such party under this Agreement.

         17.     Accredited Investor.

                 a. PRN recognizes that the Common Stock is not being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of PRN set forth in this Agreement. PRN represents and warrants to ILEX that it is an "accredited investor" as that term is defined in Rule 501(a) of the Rules and Regulations promulgated pursuant to the Securities Act, and that it will be an accredited investor at each time ILEX issues Common Stock to it under the terms of this Agreement, and that the Common Stock is being acquired solely for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. PRN understands that the effect of such representation and warranty is that the Common Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. PRN represents that it has consulted with its counsel in regard to the Securities Act and that it is fully familiar with the circumstances under which it is required to hold the Common Stock and the limitations upon the transfer or other disposition thereof. PRN acknowledges that ILEX is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Common Stock under the Securities Act. PRN agrees to and shall indemnify and hold ILEX harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by ILEX as a result of any sale, transfer or other disposition by PRN of all or any part of the Common Stock in violation of the Securities Act.

                 b. Legend. The certificates representing the Common Stock shall bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR

         TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

         18.     Duration and Termination.

                 a. The primary term of this Agreement shall be for the period beginning upon the Effective Date and ending December 31, 2007, unless sooner terminated in accordance with the provisions of this Agreement. Unless earlier terminated in accordance with the procedures outlined herein, upon expiration of the primary term and of each successive renewal term hereunder, this Agreement shall thereafter be automatically renewed and extended for a term of one (1) year each, or such other term as may be agreed upon by ILEX and PRN, effective as of the expiration date of the immediately preceding term hereunder.

                 b. Termination of this Agreement may be accomplished by either party hereto giving written notice to the other party hereto of its intent to terminate this Agreement not less than 180 days before the expiration of the primary term or any successive term hereunder.

                 c. Either party hereto may terminate this Agreement immediately, without prior notice of any kind, in the event of the following:

                          i. except as otherwise provided in Section 17 hereof, if the other party hereto transfers or assigns or attempts to transfer or assign, whether by operation of law or otherwise, this Agreement, or any rights hereunder, without such first party's prior written consent; or

                          ii. upon the bankruptcy or insolvency of the other party, or if the other party is unable to pay its debts as they are currently due, or makes or attempts to make an assignment of assets, accounts receivable or business for the benefit of creditors, or if a trustee or receiver is appointed to administer its business. Each of ILEX and PRN agrees to and shall immediately notify the other of the happening of the foregoing events or circumstances.

                 d. ILEX may terminate this Agreement immediately upon a Warranty Breach by giving written notice to PRN; provided that (i) ILEX provides PRN with a written notice of such Warranty Breach; (ii) PRN does not cure such breach within 30 days after receipt of written notice of such Warranty Breach, unless such breach is incurable within 30 days, in which event PRN shall be required (A) to make reasonable efforts, in form and substance acceptable to ILEX, to cure such breach, and (B) to complete said cure within 180 days after receipt of written notice of such Warranty Breach; and (iii) such written termination notice is given within 60 days after any applicable cure period.

                 e. In the event of a breach of this Agreement other than a Warranty Breach, either party hereto may terminate this Agreement upon 30 days written notice in the event the other party materially breaches this Agreement and does not cure such breach within 30 days receipt of written notice of breach, unless such breach is incurable within 30 days, in which event such party attempting to cure shall be required to make reasonable efforts to cure such breach. Notwithstanding any other provision contained herein, in the event either party hereto breaches their obligations under Sections 2 and 3 of this Agreement, then the parties agree to use dispute resolution procedures as set out in Annex A attached hereto. Once a resolution settling any such dispute is adopted by the parties or issued by the arbitrator(s), then if either party breaches such resolution, then the other party may terminate this Agreement upon 30 days written notice.

         19.     Legal Relationship and Indemnification.

                 a. Relationship. The relationship of ILEX and PRN shall be that of independent contractors. Accordingly, each party hereto, and its agents or employees shall under no circumstances be considered agents or employees of the other party hereto. Each party hereto shall be solely responsible for any claims, damages or lawsuits arising out of its acts or those of its employees, servants or agents, or any of them. Neither party hereto shall have the right or authority, nor shall either party attempt, to enter into contracts or commitments in the name, or on behalf, of the other party hereto, or to bind the other party hereto in any manner or respect whatsoever.

                 b. Indemnification by PRN. PRN hereby agrees to PROTECT, INDEMNIFY AND HOLD ILEX HARMLESS from any and all claims, suits, actions, penalties, assessments, damages or losses of any kind or description, for damages or injuries to person or property (including that of ILEX) received or sustained through or on account of any act, omission or representation of PRN, its agents, third party sales representatives, servants or employees, or any breach, default or omission under or in connection with this Agreement by PRN, its agents, third party sales representatives, servants or employees, and to reimburse any expenses, penalties or costs incurred by ILEX in defending any such claim, suit or action.

                 c. Indemnification by ILEX. ILEX hereby agrees to PROTECT, INDEMNIFY AND HOLD PRN HARMLESS from any and all claims, suits, actions, penalties, assessments, damages or losses of any kind or description, for damages or injuries to person or property (including that of PRN) received or sustained through or on account of any act, omission or representation of ILEX, its agents, third party sales representatives, servants or employees, or any breach, default or omission under or in connection with this Agreement by ILEX, its agents, third party sales representatives, servants or employees, and to reimburse any expenses, penalties or costs incurred by PRN in defending any such claim, suit or action.

                 d. Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Agreement are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentations, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

         20. Arbitration. Except as otherwise provided herein, any claim, dispute or controversy of any nature whatsoever, including but not limited to tort claims and contract disputes between the parties to this Agreement arising out of or related to the terms and conditions of this Agreement, including the implementation, applicability or interpretation thereof, shall be resolved in accordance with the dispute resolution procedures set forth in Annex A attached hereto.

         21.     Force Majeure.

                 a. Neither party hereto shall be responsible for any loss or damage to the other party hereto in case such first party is unable to fulfill the whole or any part of its obligations hereunder, or is prevented or delayed from fulfilling the same, due to act of God, war or hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection, military usurpation of power, civil war or riot, the unavailability of labor or materials, strike, lockout, commotion, disorder, flood, tempest, earthquake or other case beyond the reasonable control of such party.

                 b. The parties agree that all rights and obligations contained herein are subject to limitations which may be imposed by regulatory agencies, customer requirements, or industry standards (the "Limitations"). ILEX and PRN each shall use their respective reasonable efforts to avoid or limit any and all Limitations on their respective full performance of this Agreement, but in the event Limitations are imposed, the neither party shall be deemed to be in breach of this Agreement to the extent such breach is a result of the imposition of Limitations.

                 c. Upon the occurrence of any event or circumstance described in subsection (a) or (b) of this Section 21, the party whose performance hereunder is affected thereby shall notify the other party hereto immediately. The rights and obligations of either party under this Agreement shall be suspended only for the duration and extent of such event or circumstance and at the time that such event or circumstance shall cease to exist, the rights and obligations of the parties hereto shall continue in full force and effect.

         22. Governing Law. ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF ILEX AND ANY STOCKHOLDER OF ILEX WILL BE GOVERNED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

         23. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if by personal delivery, (b) one day after timely prepaid deposit with a reputable overnight courier service, or (c) upon completion of a telephone call confirming receipt of transmission by facsimile, addressed as follows:

         If to ILEX:

                 ILEX Oncology, Inc.
                 11550 I.H. 10 West, Suite 300
                 San Antonio, Texas 78230-1064
                 Telephone: 210-949-8212
                 Facsimile: 210-949-8227
                 Attention: President

         If to PRN:

                 Physician Reliance Network, Inc.
                 Two Lincoln Center
                 5420 LBJ Freeway, Suite 900
                 Dallas, Texas 75240
                 Telephone: 972-392-8700
                 Facsimile: 972-387-0563
                 Attention: General Counsel

         24. Intellectual Property. The parties each acknowledge that ownership and/or control, as applicable, of any and all patents, techniques, processes, methods and other know-how developed, invented or created by either party shall be the sole and exclusive property of such party.

         25. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         26. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any respective successors and assigns.

         27. Amendment. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by the parties.


                         [signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple original counterparts effective as of June 30, 1997.


                                        ILEX ONCOLOGY, INC.
                                        a Delaware corporation


                                        By:
                                           ------------------------------
                                           James R. Koch, Vice President
                                           and Chief Financial Officer




                                        PRN RESEARCH, INC.
                                        a Texas corporation


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Its:
                                            -----------------------------

                                    ANNEX A

                         ALTERNATIVE DISPUTE RESOLUTION


         All disputes between the parties relating to this Agreement shall be settled among the parties by the following procedures. For purposes hereof, the parties shall mean ILEX Oncology, Inc. (and its Affiliates and permitted successors and assigns), on one side, and PRN Research, Inc. (and its Affiliates and permitted successors and assigns), on the other:

         1.      NEGOTIATION

                 1.1 Within thirty (30) days of the incurred acts, occurrences and/or omissions giving rise to the dispute, the aggrieved party shall give detailed written notice to the other party of the aggrieved party's specific complaint including the amount of actual damages and expenses, including attorneys' fees, claimed or incurred by the aggrieved party. The aggrieved party shall include copies of all documents which support its claims.

                 1.2 Within thirty (30) days after receipt of the notice, the party receiving the notice shall tender to the other party a written response, including an offer of settlement, if appropriate. Any offer of settlement not accepted with thirty (30) days of receipt by the aggrieved party shall be deemed to have been rejected.

                 1.3 The tender of an offer of settlement is not an admission of engaging in an unlawful act or practice or of liability.

                 1.4 In the event the parties are unable to settle their disputes after following the procedures set forth above, with fifteen (15) days thereafter, the parties shall submit their disputes to mediation.

         2.      MEDIATION

                 2.1 Consent to Mediator. Both parties shall share equally in the naming of the mediator. The mediator shall act as an advocate for resolution and shall use his or her best efforts to assist the parties in reaching a mutually acceptable settlement.

                 2.2 Conditions Precedent to Serving as Mediator. The mediator shall not serve as a mediator in any dispute in which he or she has any financial or personal interest in the result of the mediation. Prior to accepting an appointment, the mediator shall disclose any circumstance likely to create a presumption of bias or prevent a prompt meeting with the parties. In the event that the parties disagree as to whether the mediator shall serve, the mediator shall not serve.

                 2.3 Authority of Mediator. The mediator does not have the authority to decide any issue for the parties, but will attempt to facilitate the voluntary resolution of the dispute by the parties. The mediator is authorized to conduct joint and separate meetings with the parties and to offer suggestions to assist the parties in achieving settlement. If necessary, the mediator may also obtain expert advice concerning technical aspects of the dispute, provided that the parties agree and assume the expenses of obtaining such advice. Arrangements for obtaining such advice shall be made by the mediator or the parties, as the mediator shall determine. Likewise, the mediator may request the limited production of documents from both parties in defense of their respective claims. The mediator shall not disclose the parties in defense of their respective claims. The mediator shall not disclose the actual documents without the consent of the offering party. However, in his or her discussions with the respective parties after first obtaining the consent of the disclosing party, the mediator will be permitted to share with the other party summary oral information from any such documents.

                 2.4 Length of Mediation. Mediation proceedings shall not extend beyond two (2) days, without the consent of the parties.

                 2.5 Commitment to Participate in Good Faith. The parties further agree that at any time following the mediation process but prior to the initiation of binding arbitration, the president or a senior level executive of the respective companies shall meet or confer telephonically in one last effort to resolve the dispute. During each phase of the alternative dispute evaluation process, the parties agree to act in good faith to settle the dispute, if possible.

         3.      ARBITRATION.

                 3.1 All claims, disputes, controversies and other matters in question arising out of or relating to the Agreement or to the alleged breach thereof shall be settled by Negotiation between the parties as described in Section 1 of this Annex A or by Mediation between the parties as described in Section 2 of this Annex A. If such negotiation and mediation are unsuccessful, the parties agree to submit to binding arbitration. The parties agree the arbitration shall be administered by the American Arbitration Association ("AAA") and conducted in accordance with its Commercial Arbitration Rules (the "Rules"), except as otherwise provided in accordance with procedures set forth in Sections 3.2 through 3.3 (xiii) of this Annex A or as the parties may otherwise agree.

                 3.2 Notice. Notice of demand for binding arbitration shall be given in writing to the other party pursuant to the Agreement.

                 3.3 Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

                          (i)     Arbitrator. All claims, disputes,
controversies, and other matters (collectively "matters") in question shall be referred to and decided and settled by an arbitrator that has been found acceptable by the parties. Selection of the arbitrator shall be made within ten
(10) business days after the date of filing of a demand for arbitration. In the event the parties cannot agree on the selection of the arbitrator within ten
(10) business days of delivery of the written notice invoking arbitration, then each party shall select an arbitrator, and the two arbitrators shall have ten (10) business days following their selection to select an arbitrator. In the event the two arbitrators can not select a third arbitrator within ten (10) business days, then the arbitrator shall be selected pursuant to the Rules.

                          (ii)    Cost of Arbitration. The cost of arbitration
proceedings, including without limitation the arbitrator's compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the parties equally or otherwise as the arbitrator may determine. The arbitrator may award the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrator is specifically instructed to award attorneys' fees for instances of abuse in the discovery process.

                          (iii)   Location of Proceedings. The arbitration
proceedings shall be held in Austin, Texas, unless the parties agree otherwise.

                          (iv)    Pre-hearing Discovery. The parties shall have
the right to conduct and enforce pre- hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:

                          (a) Each party may serve no more than one set of
                 interrogatories limited to fifty items;

                          (b) Each party may depose the other party's expert
                 witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of not more than 24 hours of depositions of the other party's witnesses), provided however, that the arbitrator may provide for additional depositions upon showing of good cause; and

                          (c) Document discovery and other discovery shall be
                 under the control of and enforceable by the arbitrator.

                          (v)     Discovery disputes. All discovery disputes
shall be decided by the arbitrator. The arbitrator is empowered;

                          (a) to issue subpoenas to compel pre-hearing document
                 or deposition discovery;

                          (b) to enforce the discovery rights and obligations
                 of the parties; and

                          (c) to otherwise control the scheduling and conduct
                 of the proceedings.

         Notwithstanding any contrary foregoing provisions, the arbitrator shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

                          (vi)    Pre-hearing Conference. Within fifteen (15)
days after selection of the arbitrator or as soon thereafter as is mutually convenient to the arbitrator, the arbitrator shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

                          (vii)   Hearing Procedures. The hearing shall be
conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

                          (a) Documents shall be self-authenticating, subject
                 to valid objection by the opposing party;

                          (b) Expert reports, witness biographies, depositions,
                 and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;

                          (c) Charts, graphs, and summaries shall be utilized
                 to present voluminous data, provided (i) that the underlying data were made available to the opposing party thirty (30) days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

                          (d) The hearing should be held on consecutive
                 business days without interruption to the maximum extent practicable; and

                          (e) The arbitrator shall establish all other
                 procedural rules for the conduct of the arbitration in accordance with the Rules.

                          (viii) Governing Law. This arbitration provision
shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.). All disputes under this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. No conflict-of-laws rule or law that might refer such construction or interpretation to the laws of another jurisdiction shall be considered.

                          (ix)    Consolidation. No arbitration shall include,
by consolidation, joinder, or in any other manner, any additional person not a party to the Agreement, except by written consent of both parties containing a specific reference to this Agreement.

                          (x)     Award. The arbitrator is empowered to render
an award of general compensatory damages but is not empowered to award equitable relief (including, without limitations, injunctive relief), exemplary, special or punitive damages. The award rendered by the arbitrator
(1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except to the extent provided by the Rules. Judgment upon the award rendered by the arbitrator or arbitrators may be enforced in any court having jurisdiction thereof.

                          (xi)    Waiver of Any Right to Punitive or Exemplary
Damages. All persons subject to the Agreement expressly agree to WAIVE ANY RIGHT OR CLAIM TO SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES of any kind, whether this right or claim could accrue NOW OR IN THE FUTURE under applicable law. However, in the event a court determines that the express waiver set forth in Section 3(xi) of this Annex A is unenforceable, then the arbitrator, and not a court, shall determine if punitive or exemplary damages should be awarded and, if awarded, the amount thereof.

         4. CONFIDENTIALITY. The parties hereto will maintain the existence substance and result of any proceedings hereunder in confidence, and the mediators/arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the mediator/arbitrators agree to keep the existence, substance and result of any proceedings hereunder and all information presented by the parties in confidence.

         5. SEVERABILITY. In the event any court or other tribunal concludes any portion of this Annex A to be void or otherwise unenforceable for any reason, the remainder of this Annex A shall survive and is deemed severable, such that the parties' express purpose to arbitrate any unresolved controversy shall be recognized and given effect.

         6. NO ADMISSION. The tender or acceptance of any offer of settlement and the statement of any party or its officers, directors, representatives, or agents made during or in connection with any negotiations, mediation proceedings, or arbitration proceedings or hearings shall not be an admission of liability, engaging in an unlawful act or practice, or breach of any agreement, obligation or duty.